EXHIBIT 23.01

ERNST & YOUNG ET AUTRES	DELOITTE & ASSOCIÉS
Commissaire aux Comptes	Commissaire aux Comptes
Membres de la Compagnie de Versailles	Membres de la Compagnie de Versailles
41, rue Ybry	185, avenue Charles de Gaulle
92576 Neuilly-sur-Seine Cedex	BP 136
France	92203 Neuilly-sur-Seine Cedex
France

Consent of Independent Registered Public Accounting Firms

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, with respect to 302,026 ordinary shares (nominal value Euro 2 per share) pertaining to the Suez January 2007 Annual Stock Option Grant and the Suez Free Allotment of Performance Shares Plan, of our report dated April 5, 2006 (except for notes 40.1, 42, 43 and 44 as to which the date is June 26, 2006), included in Suez’s Annual Report on Form 20-F/A for the year ended December 31, 2005, File No. 1-15232, filed on February 1, 2007.  This report expresses an unqualified opinion and includes two explanatory paragraphs: 1) relating to Suez’ change in the method of accounting for financial instruments in 2005 as discussed in Notes 1 and 2.4 of the consolidated financial statements; and 2) that International Financial Reporting Standards as adopted by the European Union vary in certain significant respects from accounting principles generally accepted in the United States of America, as presented in Notes 42, 43 and 44 of the consolidated financial statements.

ERNST & YOUNG ET AUTRES	DELOITTE & ASSOCIES

/s/ Nicole MAURIN	/s/ Jean-Paul PICARD

Neuilly-sur-Seine, France,
June 25, 2007